Exhibit 99.1

CORPORATE PARTICIPANTS
Steven Nielsen Dycom Industries Inc - President & CEO
Rick Vilsoet Dycom Industries Inc - General Counsel
Drew DeFerrari Dycom Industries Inc - CFO
Tim Estes Dycom Industries Inc - COO

CONFERENCE CALL PARTICIPANTS
Simon Leopold Raymond James & Associates, Inc. - Analyst
Alex Rygiel FBR Capital Markets & Co. - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
Sean KeyBanc Capital Markets - Analyst
John Rogers D.A. Davidson & Co. - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Jennifer Fritzsche Wells Fargo Securities - Analyst
Christian Schwab Craig-Hallum Capital Group - Analyst
Alan Mitrani Sylvan Lake Asset Management - Analyst

PRESENTATION

Operator

Welcome to the Dycom results conference call.

(Operator Instructions)

I would now like to turn the conference over to Dycom's President and CEO, Mr. Steven Nielsen. Please go ahead.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thank you, Scott.

Good morning, everyone. I'd like to thank you for attending this conference call to review our second quarter fiscal 2015 results. During the call, we will be referring to a slide presentation which can be found on our website www.dycomind.com under the heading Events. Relevant slides will be identified by number throughout our presentation. Going to slide 2. Today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel.

Now, I will turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries Inc - General Counsel

Thank you, Steve.

Referring to slide 3, except for historical information, the statements made by Company Management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company's outlook are based on Management's current expectations, estimates and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 26, 2014, and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements.

Steve.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, Rick.

Now moving to slide 4 and a review of our second quarter results. As you review our results, please note that we have presented Adjusted EBITDA and certain revenue amounts excluding revenues from subsidiaries acquired during the fourth quarter of fiscal 2014 and the first quarter of fiscal 2015 and revenues from stimulus funded projects, all of which are Non-GAAP financial measures in our release and comments. See slides 13 through 15 for a reconciliation of Non-GAAP measures to GAAP measures.

Revenue increased significantly year-over-year to $441.1 million, an increase of 12.9%. This quarter was impacted by better than expected winter weather as well as expanding revenues from customers deploying 1 gigabit wireline networks. These factors offset a decline in work for rural customers receiving stimulus funding. Gross margins increased 324 basis points as a percentage of revenue reflecting a better mix of work types and generally improved operating performance. While general and administrative expenses improved year-over-year decreasing 39 basis points.

All of these factors produced Adjusted EBITDA of $47.6 million or 10.8% of revenue and net income of $0.27 per share compared to a net loss of $0.09 in the year ago quarter. Liquidity was solid in the quarter with cash on availability under our current credit facility totaling $195 million. And finally, during the quarter we repurchased 488,768 shares of our common stock at an average price of $35.08 per share or $17.1 million. Now we will update our views of a significant and unprecedented industry end market driver which is impacting our business and outlook.

Going to slide 5. Today, a number of major industry participants are deploying significant wireline networks across broad sections of the country. They now believe that newly deployed networks should be designed to provision bandwidth enabling 1 gigabit speeds to individual consumers. These industry developments are producing opportunities across a broad array of our existing customers which in aggregate are unprecedented for the industry.

Currently, we are providing engineering and design and aerial and underground construction services for 1 gigabit deployments. These services are being provided across the country in 17 major metropolitan areas to a number of customers. Revenues and opportunities driven by this new industry standard accelerated during the second quarter of 2015. Customer spending modulations have diminished as network strategies have firmed, timing uncertainty has receded. We remain confident that our competitively unparalleled scale, and market share, position us well to deliver valuable service to our customers for those opportunities which have the highest likelihood of benefiting our shareholders.

Now moving to slide 6. During the quarter we experienced the effects of an overall industry environment which showed clear signs of improvement, organic revenue grew 10.5%, while revenue excluding services provided for stimulus funded projects grew organically at a rate of 13.8%. Our top five customers combined produced 60.5% of revenue, increasing 11.4% organically. While all other customers increased 9.1% organically.

AT&T was our largest customer at 22% of total revenue or $97 million. AT&T grew 26.6% organically year-over-year. Wireline services grew organically for the eighth consecutive quarter. Revenue from CenturyLink was $61.8 million or 14% of revenue, CenturyLink grew 4% organically. Revenue from Comcast was $58 million or 13.1% of revenue, Comcast was our third largest customer and grew organically 22.6%. Verizon was Dycom's fourth largest customer for the quarter at 6.3% of revenue or $27.8 million. Revenue from Time Warner cable was $22.2 million or 5% of revenue, it was our fifth largest customer.

Going to slide seven. Backlog at the end of the second quarter was $2.986 billion versus $2.359 billion at the end of the first quarter of 2015, an increase of approximately $627 million. Of this backlog approximately $1.564 billion is expected to be completed in the next 12 months. Both backlog calculations reflect outstanding performance as we continue to book new work and renew existing work. We anticipate substantial future opportunities across a broad array of our customers.

For Verizon we secured or renewed construction and maintenance agreements in Massachusetts, Rhode Island, Pennsylvania, Maryland and Florida. With CenturyLink we secured or renewed construction and maintenance agreements for Wisconsin,

Pennsylvania, Arkansas and Alabama. From Comcast we received construction services agreement renewals for Connecticut, New Jersey, Maryland and Virginia. With AT&T we secured construction services agreements in Georgia and Florida. And finally, we secured construction services agreements from Windstream for Kentucky, Oklahoma, New Mexico, Mississippi, Alabama and Florida. Headcount increased during the quarter to 10,824.

Now, I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries Inc - CFO

Thanks, Steve and good morning, everyone.

Going to slide 8. Contract revenues for Q2 of 2015 were $441.1 million and organic growth was at 10.5% reflecting growth from several key customers offset by declines from rural customers on stimulus projects. Businesses acquired in the first quarter of 2015 and the fourth quarter of 2014 contributed in aggregate $9.5 million of revenue in the current period. Gross margins increased 324 basis points with a better mix of work types, lower fuel prices and improved productivity with more favorable weather compared to Q2 2014. G&A decreased 39 basis points. Total G&A expense reflects our scale and an increase in performance based compensation. Adjusted EBITDA was at 10.8% of revenue or $47.6 million compared to 7.2% or $28.2 million in the year ago period. The strength of the performance this quarter resulted in earnings per share of $0.27 compared to a $0.09 loss per share in Q2 2014.

Turning to slide 9. Our cash flows and balance sheet continue to reflect the strength of our business and our liquidity is at $195 million with cash on hand and availability on our credit agreement. Operating cash flows of $72.4 million reflect solid earnings and changes in working capital. Capital expenditures net of disposals were $18.4 million and gross CapEx was approximately $20.7 million. On our credit facility, we paid down debt by approximately $33.3 million. During the quarter, we spent $17.1 million to repurchase 488,768 shares of our common stock at an average price of $35.08 per share. Lastly, our Board of Directors has authorized $40 million for share repurchases over the next 18 months.

Now going to our outlook on slide 10. Each year, our third quarter is impacted by seasonality and winter weather patterns. As we look ahead to Q3, we anticipate revenues which range from $455 million to $475 million. We expect adverse weather conditions in the beginning of Q3-15, network investments by several large customers and lower revenues from rural customers on stimulus projects as the program nears completion. Gross margin percentage is expected to expand from the Q3-14 result despite the adverse weather experienced so far this quarter. Gross margin expectations reflect an improving mix of growth opportunities and lower fuel prices compared to Q3-14.

Total G&A costs are expected to range from 9.2% to 9.5% of revenue reflecting our scale and higher performance based compensation including share based award expense. Depreciation and amortization on a combined basis is expected to range from $23.3 million to $23.8 million. Interest expense is expected at approximately $6.7 million. Other income from asset sales is expected to range from $2.3 million to $2.6 million. Taxes are expected to continue near a 39.5% effective rate during fiscal 2015. The applicable factors are expected to generate an Adjusted EBITDA margin percentage which expands from the Q3-14 result and earnings which are currently expected to range from $0.33 to $0.40 per diluted share. We expect approximately 35 million diluted shares during Q3-15 with shares gradually increasing in subsequent quarters.

Now going to slide 11. Looking ahead to Q4 of fiscal 2015, our expectations currently reflect continued industry trends of network investments by several large customers and low revenue from stimulus projects. These factors are expected to result in fourth quarter revenue percentage growth of mid-single digit to low double digits compared to Q4-14 including revenues of recently acquired companies.

As we look to our Q4-15, we expect margins to increase over the Q4-14 result. We expect G&A expense to remain in line as a percentage of revenue year-over-year and to include non-cash stock based compensation of approximately $3.3 million. Adjusted EBITDA margin percentage is currently expected to increase from Q4-14. Other factors influencing results include depreciation and amortization on a combined basis, which is expected to range from $23.7 million to $24.2 million, interest expense of approximately $6.7 million and other income from asset sales which ranges from $1.6 million to $2.1 million.

Now, I will turn the call back to Steve.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, Drew.

Moving to slide 12. Within an improving economy we experience the effects of a solid industry environment and capitalized on our significant strengths. First and foremost, we maintain strong customer relationships throughout our markets, we continue to win projects and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening.

Telephone companies are deploying fiber to the home and fiber to the node technologies to enable video offerings and 1 gigabit high-speed connections. These deployments are accelerating and impacting our business. Some of those telephone companies previously deploying fiber to the node architectures are transitioning to fiber to the home deployments while others are beginning to provision video over their fiber to the node architectures. Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are doing so in anticipation of the customer sales process. Overall, cable capital expenditures and new build opportunities are expanding. New projects resulting from the Connect America Fund are deploying fiber deeper into rural networks. More are expected as new multi-year opportunities are about to emerge. Wireless carriers are upgrading to 4G technologies creating growth opportunities in the near to intermediate term as well as increasing capacity where 4G technologies are already deployed.

We believe we are uniquely positioned, managed and capitalized to meaningfully experience and improving industry environment to the benefit of our shareholders. We remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives, which in some cases are meaningfully accelerating and expanding in scope. We remain confident in our strategies to prospects for our Company, the capabilities of our dedicated employees and the experience of our management team as we grow our business and capitalization.

Now Scott, we will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

First, go to Simon Leopold with Raymond James. Please go ahead.

Simon Leopold - Raymond James & Associates, Inc. - Analyst

Thank you very much. I want to get some housekeeping out of the way first. If you could just give us the segment breakdowns between cable, telco, utility as well as round out your top 10 customer list as you usually do?

Drew DeFerrari - Dycom Industries Inc - CFO

Sure, Simon. This is Drew. From a customer perspective, Windstream was number six at 4.8% of revenue. Charter was number seven at 3.4% of revenue. Corning was number eight at 2.9% of revenue. Customer number nine was at 2.1% of revenue, this is for a customer's request that we not identify them by name. And Parsons Corporation was number 10 at 1.2% of revenue. The customer split was telco at 65.4%, cable at 23.9%, the underground facility work was at 6.2% and the all other was 4.6%.

Simon Leopold - Raymond James & Associates, Inc. - Analyst

Great. Appreciate that. And then in terms of -- I guess my bigger picture question is I certainly appreciate that your business is not strictly linked to operator CapEx. But I'd like to get a better understanding of what's going on to drive your growth in terms of the relationship to capital spending. Maybe more specifically, are we seeing more dollars going toward the labor component of the capital budgets or are we seeing you gaining market share from the operators workforce or are you gaining share from competitors? Can you help us connect the dots on that?

Steven Nielsen - Dycom Industries Inc - President & CEO

I think, Simon, we've got broad growth. So it's a little bit of all of those things that you identified. Clearly, with the emphasis on gigabit connections as well as the beginning for some customers of more aggressive deployments of fiber to the node that's video capable.

We're seeing good opportunities in the wireline side of our business for telcos. We're also seeing good growth with Comcast. Comcast is an example, raised their expected capital intensity yesterday, which depending on your numbers is a $500 million or $600 million increase when I think the Street was looking for a decline.

So certainly we're seeing good alignment between what our customers' strategies are around wireline and the services that we provide. We certainly had a good bookings quarter, including footprint expansion, so we have been gaining some share. There has been some outsourcing. I think that's always occurs somewhat over time. And so I think it's a combination of opportunity in total is expanding in areas where we're most relevant to our customers. We're seeing some market share growth and we're seeing as always a little bit of incremental outsourcing.

Simon Leopold - Raymond James & Associates, Inc. - Analyst

And how are you thinking about the spending patterns from your top cable TV customers in light of the pending acquisition consolidation among Charter, Time Warner and Comcast. Do you see that as affecting your business and do you think there might be a little bit of a slow-down if at all around the time the deal closes assuming it does?

Steven Nielsen - Dycom Industries Inc - President & CEO

Well, Simon, we grew at 22% with Comcast and they raised the capital budget. It seems not likely that they're going to slow down soon.

Simon Leopold - Raymond James & Associates, Inc. - Analyst

Well, what about right after the deal closes?

Steven Nielsen - Dycom Industries Inc - President & CEO

Comcast mentioned on a prior call and I think there's been some other industry commentary that in conjunction with mergers like this, it's not unusual in that industry for there to be some integration CapEx around standardization of the networks. And we have helped customers with that kind of activity before. So I would not expect a slowdown.

Simon Leopold - Raymond James & Associates, Inc. - Analyst

Appreciate you taking the questions. Thank you.

Operator

Our next question with Alex Rygiel with FBR Capital Markets & Co. Please go ahead.

Alex Rygiel - FBR Capital Markets & Co. - Analyst

Thank you. Good morning, Steve and Drew. Great quarter. Great guidance.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, Alex.

Alex Rygiel - FBR Capital Markets & Co. - Analyst

Backlog. Total backlog up 39% year-over-year. 12 month backlog up 31% year-over-year. What was the organic growth in those two data points?

Steven Nielsen - Dycom Industries Inc - President & CEO

You know, we didn't acquire any backlog during the quarter, Alex. So it was all organic.

Alex Rygiel - FBR Capital Markets & Co. - Analyst

Okay, so in total, total backlog was up $627 million sequentially. What are some of the larger components of that growth? Are there any specific projects for maybe new entrants that were layered into that or any more detail or that you can be shed some light on?

Steven Nielsen - Dycom Industries Inc - President & CEO

If you look at the slide we provided, we certainly had a big renewal and footprint expansion with Verizon, it's a six year arrangement. We had other -- a number of other new contracts that were either footprint expansions or expansion in the services that we provided. Some that are CAF related.

We had a -- we just had a solid bookings quarter based on pretty high activity levels. At least for us in the industry across a number of customers.

Alex Rygiel - FBR Capital Markets & Co. - Analyst

And obviously lastly, margins across different customer segments are a little different. Is there any way to characterize whether or not your backlog has the mix, has shifted towards possibly cable and new entrance at a little bit faster rate than more traditional telcos?

Steven Nielsen - Dycom Industries Inc - President & CEO

Yes, I don't know that I would think about it that way, Alex. I mean, we certainly had a little bit better weather this quarter. And we certainly have more aerial construction going on particularly around gigabit initiatives.

And the good news about aerial construction is irrespective of cold and snowy weather, it's less affected. It is affected, but it's less affected than underground construction. And so when we have been through other times when there was a higher aerial content, that's just been able to bring up margins in the second quarter which obviously helps throughout the year.

Alex Rygiel - FBR Capital Markets & Co. - Analyst

Thank you very much.

Operator

Our next question is from Adam Thalhimer with BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets - Analyst

Hey, guys. Congrats on a great quarter.

Steven Nielsen - Dycom Industries Inc - President & CEO

Hey, Adam.

Adam Thalhimer - BB&T Capital Markets - Analyst

Steve, you mentioned the Connect America Fund. How would you compare that to the 2009 broadband stimulus and then I think you said associated with that there's potentially some new multi-year opportunities?

Steven Nielsen - Dycom Industries Inc - President & CEO

Yes, and the Connect America Fund too, is still evolving although the SEC did publish it's final order in December of 2014. And in the order they outlined a program where there will be subsidies offered to price cap telcos over a six year period with a possibility to extend for a seventh year.

So when we talk about multi-year, in this business 6 to 7 years is definitely multi-year and long-term. There's been some interesting data around some illustrative outcomes of what are our customers may be offered. Doesn't mean that they'll accept it or accept it in all locations.

But when you look at that number which is just under $1.8 billion, we took a look at that and there's about $300 million where we're the current master contractor and these are all per year. Their number includes engineering, materials and other things. There's another call it 10% of the $1.8 where we serve a partial area that will be offered under these examples, some CAF money. And then if you look at where we're working for a customer in that state, it all comes together to where we have pretty good line of sight to about 50% coverage. Although, if you look at the top five stimulus recipients all of whom are significant customers of ours, they represent kind of 90% of the money. So it's significant opportunity. Obviously, the monies have not been finally awarded. There may be some of those that our customers don't accept and then there's a secondary process where other market participants may be offered that money, but it's a lot of work.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And then in the 17 one gigabit cities where you're working, where are you in that build down? I mean how long does it take to build one gigabit in the city? I'm just curious what kind of visibility --

Steven Nielsen - Dycom Industries Inc - President & CEO

Multiple years, Adam.

Adam Thalhimer - BB&T Capital Markets - Analyst

So the fact that you've got 17, we're still -- you didn't start calling these out until two quarters ago. Just in those 17 you probably have 10 quarters left or something.

Steven Nielsen - Dycom Industries Inc - President & CEO

We're trying to -- the reason we're calling out the number is we made some statements that we think this is a broad industry development covering wide geographic areas and so we tried to support that with some statistics just from our own business. We're not everywhere. So there's other activity in the industry besides what we're doing. But I think it's fair to say we've got a broader exposure to it than anybody we're aware of.

Adam Thalhimer - BB&T Capital Markets - Analyst

Great. Thanks so much.

Operator

Our next question from Tahira Afzal with KeyBanc Capital Markets. Please go ahead.

Sean - KeyBanc Capital Markets Analyst

Good morning, gentlemen. This is Sean on for Tahira today. Congrats on an impressive quarter.

Steven Nielsen - Dycom Industries Inc - President & CEO

Good morning.

Sean - KeyBanc Capital Markets Analyst

So this has kind of been discussed in the Q&A but I'd just like to get an understanding when you're looking at your growth going forward, what portion of that growth is expected to come from the regional type carriers versus the larger guys? I know you had just highlighted Verizon and Comcast, but do those cases you referenced where spending initiatives are accelerating and expanding, do they apply to one group more so than the other?

Steven Nielsen - Dycom Industries Inc - President & CEO

No. I think this is a pretty broadly based opportunity. So you know if you look at our top five customers and clearly we did not grow with Verizon this quarter, but we will going forward with the new footprint expansion. If you look at our top five customers and then the next five, we see growth opportunities with the majority of them.

Sean - KeyBanc Capital Markets Analyst

Okay. That's helpful. Thanks. And I guess as a follow-up, is there a difference in your competitive positioning or market position with the regional guys versus the big guys? And also, I'd love to just get your thoughts if you have any thoughts on the Verizon Frontier deal for those are assets in Texas, California and Florida and if there's any implication on your business?

Steven Nielsen - Dycom Industries Inc - President & CEO

So, you know, I think we've got good customer relationships throughout the industry. I wouldn't characterize them any differently across regional or rural providers versus larger carriers. So I'm not sure that we would think about it that way.

With respect to Verizon and Frontier, we certainly provide services in some of the areas that will be spun out to Frontier but we work for Frontier. We've been through lots of mergers and spin outs and consolidations, and we don't see anything particularly troublesome about this one. I think, in fact, typically following these kind of mergers, the new owner, as they should be, is excited about some opportunities that may present themselves to improve networks and improve competitive positioning. So I think it's always been a good thing.

Sean - KeyBanc Capital Markets Analyst

Okay, great. Appreciate the insight, guys.

Operator

Our next question is from John Rogers with DA Davidson. Please go ahead.

John Rogers - D.A. Davidson & Co. - Analyst

Good morning. Congratulations as well.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thanks, John.

John Rogers - D.A. Davidson & Co. - Analyst

A couple of questions. First of all, weather's always tough, but you mentioned it for the second quarter and then the start of the third quarter. Any sense, Steve, that you pulled any work forward into the quarter that just reported and especially out of the seasonally higher quarters?

Steven Nielsen - Dycom Industries Inc - President & CEO

John, I don't get the sense from talking to the field people that we pulled anything ahead. There's plenty to do. Our customers would like us to do it as fast as they can -- as we can. So I don't think that's the case. Clearly we've had some -- a little bit more adverse weather in February than we did in January and so we tried to reflect that in our view on the April quarter.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. Just checking. And then just going back to the 17 cities where you've -- where you're doing gigabit projects. I realize they probably are all very different, but are you the exclusive provider in those or is it two players in each of those markets?

And then secondly, roughly, what's the typical value of a gigabit build out for contractors such as yourself? And then lastly, how many customers are represented by those 17 cities?

Steven Nielsen - Dycom Industries Inc - President & CEO

So, John, we'll start with the last one. So right now those cities are focused around three customers.

John Rogers - D.A. Davidson & Co. - Analyst

Okay.

Steven Nielsen - Dycom Industries Inc - President & CEO

Although there's other fiber to the home that's not necessarily gigabit. Although eventually it'll be capable of that, that we're doing for a number of other customers.

In terms of kind of -- when you have three customers across that broad of geography, there are some geographies where we're doing the entirety of the work for construction or entirety of the work for engineering or some combination thereof. There's others where due to customer choice it's split up.

John Rogers - D.A. Davidson & Co. - Analyst

Sure.

Steven Nielsen - Dycom Industries Inc - President & CEO

But once again, it's not -- we think the size of the opportunity is to look at the industry consensus and trend the number of cities is to show the breadth of it, not necessarily to help you all figure out exactly what the magnitude of the opportunity is for us. Other than say it's fairly large.

John Rogers - D.A. Davidson & Co. - Analyst

Yes, because it sounds as if we're going to get more of these expansions over the next couple of years and I'm just trying to --

Steven Nielsen - Dycom Industries Inc - President & CEO

Well, quite honestly, John, there'll be a period of time where we don't need to count cities anymore because it'll just be the way networks are built and you'll see it in the organic growth and the bookings.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And then lastly, Steve, just as follow-up, the employee count. I just noticed your up by about 4% -- 3% or 4% year-over-year revenues obviously running up higher than that. Is there a difference in the model in that people are more productive or you just have to catch up on the hiring?

Steven Nielsen - Dycom Industries Inc - President & CEO

You know, John, I think it's really a question of mix.

John Rogers - D.A. Davidson & Co. - Analyst

Okay.

Steven Nielsen - Dycom Industries Inc - President & CEO

Particularly at the startup of some of these programs, we're going to use more subcontractor content. And so -- and typically construction we would use a few more subcontractors than they would in other parts of our business that are more technician based. And so I think that's the way I would think about it. Certainly we are, as we indicated, we're spending money on CapEx and we're going to grow headcount but we're going to do it with the right mix appropriate to the type of work that we're mobilizing for.

John Rogers - D.A. Davidson & Co. - Analyst

Great. Thank you very much.

Operator

And next go to Noelle Dilts with Stifel. Please go ahead.

Noelle Dilts - Stifel Nicolaus - Analyst

Thanks, guys. Good morning.

Steven Nielsen - Dycom Industries Inc - President & CEO

Hi, good morning, Noelle.

Noelle Dilts - Stifel Nicolaus - Analyst

I'm going to go back to John's first question and ask it in slightly a different way but obviously you blew your guidance out of the water. If you had to look at that at the performance in the quarter and say relative to our guidance, what really drove that outperformance? Would you say it was more weather or just more of this acceleration in the gigabit work and in the market?

Steven Nielsen - Dycom Industries Inc - President & CEO

Certainly, weather had a role but I think what I said earlier, Noelle, is that there was certainly a shift in the type of work we were doing to more aerial construction, some more fiber splicing, things that are less impacted regardless of what level of adverse weather we have, they're always less impacted than underground construction. And so we've just got a benefit from that change in mix.

Noelle Dilts - Stifel Nicolaus - Analyst

And so the aerial work was maybe more higher than you expected?

Steven Nielsen - Dycom Industries Inc - President & CEO

Yes, I think as we talked about earlier in the comments, right? We've talked about now for, I don't know, 8, 10 months that as customers were firming up their network strategies there could be some modulations in demand. As those strategies have firmed, there's less uncertainty and more intensity in the business about getting things done and it's kind of hard to call where that happens. But we clearly saw more intensity around deployments as these architectures have settled down and as customers always could change their mind, start to talk to us about multiple year type build plans.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then I thought margins in the quarter both gross and operating were impressive. You've talked about this aspect of the shift toward the aerial business. But aside from that, would you say you're starting to see some of the benefit from just kind of efficiency and mix and even leverage that you've been talking about over the last few quarters. And then could you -- you mentioned that MSAs are being renewed at nice pricing, but could you just talk about what you're seeing in terms of pricing in the market and if you've seen a meaningful improvement?

Steven Nielsen - Dycom Industries Inc - President & CEO

Noelle, we only have two comments on pricing. In recessions, when times are tough, if we accept something, it's acceptable. And then when times get better, it becomes attractive and beyond that we're just not going to comment for competitive purposes.

But I would say that we're growing resources. To grow resources and do it effectively and quickly, you have to have good returns on capital. And so customers understand that to get the sizable initiatives kicked off, you have to have acceptable returns.

And I do think that certainly when you get busy, right, the leverage that you have in the business, offset in part by the tension with making sure you keep everything under control as you grow, it's something we've been through before. So I think we've got a pretty good understanding of how to manage that.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Great. Thank you.

Operator

Our next question is from Jennifer Fritzsche with Wells Fargo. Please go ahead.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Great. Thank you. Nice quarter. Two questions if I may? Just following up on Noelle's comment about the guidance. At the time you gave the guidance last quarter, it was clear there was a lot of questions about your largest customer in the regulatory overhang that might be seen.

Can you comment on not specifically about what you're seeing, but have you been pleasantly surprised? Or put another way, the regulatory overhang doesn't seem to be affecting the spend of your largest customer and that's where since other companies, including American Tower yesterday, specifically called out a lack of spending there. So I'm just curious so that point.

And then separately, on the -- I know most of your work is on focused towards wireline but we're hearing a lot more on the DAS side, particularly from Verizon. And with the extension of that agreement, I'm was just wondering if that could also be another opportunity for you since fiber clearly plays a large part in that? Thanks.

Steven Nielsen - Dycom Industries Inc - President & CEO

Sure, thanks Jennifer. So with respect to kind of generally the outlook, when we spoke in November, there clearly had been a CapEx cut. Our view and we don't serve a wide footprint with this customer, but we see wireless as being down. We see the areas that we serve them on the wireline side being aligned with some pretty significant activities. And so once again, just seemed to be blessed to be aligned in those areas where they have some priorities. And we're fortunate to be able to help them with those priorities. So, I don't see anything that more than that with respect to some kind of regulatory overhang. We seem to be pretty busy with them.

And then with respect to the new work with Verizon and the renewals is in their traditional wireline business. We certainly do do some wireless business for them and we have seen some DAS opportunities. And we think although we didn't call them out, we certainly think that is a developing opportunity for us with the fiber backhaul as well as in our wireless business, the opportunity to actually hang the small cells.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Great. Thank you.

Operator

Our next question is from Christian Schwab with Craig-Hallum Capital Group.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great quarter.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thank you.

Christian Schwab - Craig-Hallum Capital Group - Analyst

What percentage of the quarter's bookings were for one gig related type of work? Is it I guess from the dialogue earlier it seems like it might of been more meaningful than I assumed.

Steven Nielsen - Dycom Industries Inc - President & CEO

Christian, we have generally not characterized below next 12 months and total backlog to pieces. We do have competitors. I would say it's a growing piece and it's significant. But we did have broad bookings across cable, cap related spending and traditional wireline.

Which in the traditional wireline does include fiber to the premise for example, for Verizon where we've been doing it for more than 10 years. So we're trying. We're providing numbers to give some confidence around the trend on one gig, but I think this time next year, it'll just be kind of the basis of the business and not something to think about separately.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. And then just a follow-up on the previous question and some of your prepared comments about timing uncertainty has receded. As we think about your largest customers spending initiatives in this area, I know you said earlier that you were aligned with what today is priority spending and is probably reflected of course into your business as well as your backlog. Is there another ladder step as it seems like the whole world wants to just discuss their retaliation and that neutrality? As another potential ladder step up at bookings when they go full forward or should we not be thinking about that?

Steven Nielsen - Dycom Industries Inc - President & CEO

Well, I think as we've talked about earlier, this Connect America Fund as the rules come out, that's a pretty substantial opportunity. Hard to handicap until it's finalized and our customers make their decisions about what they'll accept. But that's clearly a level of activity in rural America that's not built into our current business. We're encouraged that Comcast is comfortable that they have good returning investment so that they can grow their CapEx both intensity and absolute level.

And I think that with respect to doing fiber at the home more broadly, I think all of our customers have expressed that they're positive about that as a strategy in their business and I think we're pretty early in that. So clearly, regulatory uncertainty doesn't help but this is good technology. It's competitively helpful, and so we're optimistic that the regulatory overhang doesn't -- isn't hurtful.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. I don't have any other questions. Thanks.

Steven Nielsen - Dycom Industries Inc - President & CEO

Thank you.

Operator

And we'll go to Alan Mitrani with Sylvan Lake Asset Management. Please go ahead.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Hi, thanks. Can you tell us what the wireless revenues were in the quarter? You may have said it. I might have missed it.

Steven Nielsen - Dycom Industries Inc - President & CEO

It's just under 10% of total.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And for the rest of the year, do you think it's the kind of thing that will stay at this kind of level or shrink?

Steven Nielsen - Dycom Industries Inc - President & CEO

I think the growth outlook and the rest of the business for this year, not perhaps intermediate or long term, but for this year, I think is less robust than the rest of the business.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. Also, can you talk about in the next 12, 18, 24 months, let's call it 24 months, do you think you're going to have faster revenue growth or margin expansion? Where should we see the list coming in your mind as this Connect America and as we get out of people sort of modulating CapEx?

Steven Nielsen - Dycom Industries Inc - President & CEO

I think, Alan, just as an overall approach to this. We want to get not only bigger, but better. And so we'll be careful to pick the spots where we commit resources to those areas that we are most comfortable that we have productivity advantages. And so hopefully, margins will grow somewhat faster than revenues. I mean, that's historically how we've approached it particularly, when we've made significant capital investments, we want to make sure we get good returns.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Right. I appreciate that. Thank you. And one last question. It seems like a lot of the work that's been announced or potential cities where Google plans to go in, at least try to push some incumbents, all seem to be playing into your traditional historical markets. Can you just remind us the difference between working for a customer where you are or a region where you already have a significant operation as opposed to working on let's say a startup type of project where there might be a ramp? Just sometimes in terms of how the revenue or margins might look over a period of time?

Steven Nielsen - Dycom Industries Inc - President & CEO

I think two things, Alan. When we closed the Quanta transaction just over two years ago and have done some small tuck in acquisitions since, we have a much broader footprint. The numbers I provided on the CAF, I think are frankly, kind of from a coverage perspective, pretty unparalleled by anybody else in the industry. So we have broader coverage than the question might assume.

That being said, you clearly have to take care of the customers and the geographies where you've been for a long period of time. And that's always something where you have existing facilities. You have existing management. You're well known to the permitting authorities, and that's just -- it's just good business for us. When we get busier inside an existing geographic footprint, we have a very large footprint, every once in a while we'll grow it and we're comfortable with that, too.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great. Thank you so much.

Operator

We do have follow-up from Alex Rygiel. Please go ahead.

Alex Rygiel - FBR Capital Markets & Co. - Analyst

My questions have been answered. Thank you.

Operator

And we'll go to Jennifer Fritzsche. Please go ahead.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Sorry one follow-up. Steve, I think you touched on it but I wanted to home in on it a little bit more. It seems like of your top five customers there's one particularly who hasn't announced a true one gig push. Based on your conversations, just in general and with Comcast announcing yesterday about higher CapEx as percentage of cable revenue, are you at least sensing that the discussion that that is where the industry is going and that many of your customers realize this? That the one gig is kind of the new normal here?

Steven Nielsen - Dycom Industries Inc - President & CEO

Yes, I think Jennifer just broadly, the cable industry at one of their large trade shows last spring talked about the gigasphere. Cox has announced gigabit initiatives in a number of cities and I think strategies are still evolving as to how broadly or how targeted that rollout would be. But clearly, GPON technology has become the standard if you're going to apply fiber to the home. The new technology just pushes you to that bandwidth.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Thank you.

Operator

And we have a follow-up from John Rogers. Please go ahead.

John Rogers - D.A. Davidson & Co. - Analyst

Yes. Steve just going back to your comments earlier. Are you seeing opportunities for acquisitions with this market? Or are you more intent on growing organically?

Steven Nielsen - Dycom Industries Inc - President & CEO

Sure. We did a small acquisition in the fourth quarter of 2014, so last summer.

John Rogers - D.A. Davidson & Co. - Analyst

Right.

Steven Nielsen - Dycom Industries Inc - President & CEO

Another acquisition in the first quarter of this year. A couple of very small tuck ins this quarter. Certainly, when there's good opportunities to extend relationships and hire good people at the right price, we're certainly interested. Clearly, at our size, John, the organic growth opportunity is what's significant. So if you kind of look at this quarter's organic growth, could call it round numbers about $40 million. If you annualize that, it's probably the third largest provider in our industry. And so, certainly, doing a good job on organic growth is going to be always of more value to shareholders than acquisitions. We'll do them when they make sense.

John Rogers - D.A. Davidson & Co. - Analyst

And specifically, I guess I was seeing more along the wireless or the DAS market which are slower right now. Do you see this as an opportunity to maybe build --

Steven Nielsen - Dycom Industries Inc - President & CEO

There are certainly some properties in wireless for sale I think reflecting some over capacity. In a typically -- that's not the right environment for us to commit much capital. I truly don't want to distract the organization from where the opportunities are to create a lot of value.

John Rogers - D.A. Davidson & Co. - Analyst

Thank you.

Operator

And with that we have no further questions in queue.

Steven Nielsen - Dycom Industries Inc - President & CEO

Well, we thank everybody for your time and attention and we look forward to speaking to you on our next quarterly call in May. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for your participation. You may now disconnect.